                                                                  EXHIBIT 4.1(i)

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of December 9, 2009, by and between VocalTec Communications Ltd., an Israeli company (the "PURCHASER"), and Outsmart Ltd., a company organized under the laws of the State of Israel (the "SELLER").

                              W I T N E S S E T H :

     WHEREAS, the Seller provides convergence solutions for telecom operators
(the "BUSINESS"); and

     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, certain assets of the Seller relating to the operation of the Business, and in connection therewith, the Purchaser has agreed to assume certain liabilities of the Seller relating to the purchased assets, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

     1.01 PURCHASE AND SALE OF ASSETS.

     Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, free and clear of any Encumbrance, all of the right, title and interest of the Seller in the assets set forth in Schedule
1.01 (collectively, the "ASSETS"), as well as the following (solely to the extent directly related to or associated with the Assets):

          a) all customer, marketing, distribution and license contracts to which Seller is a party, or other contracts or outstanding purchase order relating to the Assets (the "CONTRACTS"), provided that any such contract or purchase order shall be deemed a 'Contract' only after and to the extent it is lawfully assigned to the Purchaser pursuant to its terms;

          b) all rights, claims and causes of action against third parties;

          c) all existing and pending governmental licenses and permits which constitute an integral part of an Asset ("PERMITS");

          d) all current insurance and indemnity claims;

          e) all goodwill;

          f) all client customer, and prospects lists and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records;

          g) all insurance benefits relating to the Assets or the Assumed
     Liabilities (as defined below), unless expended in accordance with this
     Agreement; and

          h) certain fixed assets and inventory of the Seller listed in Schedule
     1.01 (the "FIXED ASSETS").

Notwithstanding the foregoing, the transfer of the Assets pursuant to this
Agreement shall not include the assumption of any Liabilities unless the
Purchaser expressly assumes such Liabilities pursuant to Section 1.03.

     1.02 EXCLUDED ASSETS. Notwithstanding anything to the contrary in Section
1.01, the Seller shall not sell to Purchaser, and Purchaser will not purchase from the Seller, any assets of the Seller not included specifically as Assets in
Schedule 1.01 (the "EXCLUDED ASSETS"). The Excluded Assets include:

          a) all Leases to which Seller is a party;

          b) any insurance policies of the Seller, other than rights relating to claims arising on or prior to the Closing Date in connection with the
     Assets;

          c) all rights of the Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this
     Agreement;

          d) any share capital of the Seller;

          e) the minute book, share transfer book and corporate seal of the
     Seller;

          f) inventory and fixed assets (except those listed in Schedule 1.01)
     of the Seller;

          g) all cash, Accounts Receivable, marketable securities and any bank deposits and any interest to be received thereon held by the Seller as of the Closing Date;

          h) all claims, causes of action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Excluded Assets; and

          i) Seller's employee benefit plans or programs.

     1.03 LIMITED ASSUMPTION OF LIABILITIES. On the Closing Date, the Purchaser
will assume the following (and only the following) liabilities and/or obligations of the Seller: (a) (i) all liabilities and obligations of the Seller in respect of the Contracts to the extent arising after the Closing Date, including Seller's existing product warranty obligations provided pursuant to any of the Contracts to the extent (subject to Section 1.03(d) below) relating to post-Closing periods, and (ii) all obligations of the Seller to deliver features under each transferred Contract (regardless if such features were to be delivered before or after the Closing Date) in accordance with the terms of such transferred Contracts), (b) all liabilities incurred in, resulting from or arising out of the use, operation or control of the Assets after the Closing
Date, (c) all obligations to pay royalties to the Office of Chief Scientist of the Israeli Ministry of Industry, Trade and Labor ("OCS") and the Canada-Israel
Industrial Research and Development Foundation ("CIIRDF") in respect of the
Assets after the Closing Date, (d) all bonds that have been issued by the Seller to its customers pursuant to any Contract that is an Asset, which bonds are outstanding on the Closing Date and are set forth in Schedule 1.03, shall be replaced, at the Closing, with Purchaser's bonds, and (e) any bonds required in connection with any purchase order accepted by the Seller following the date of the Letter of Intent which was executed by the parties on November 9, 2009 (the
"LETTER OF INTENT") (which purchase order has been approved by Purchaser) shall be placed by the Purchaser (collectively, the "ASSUMED LIABILITIES"). Except for the Assumed Liabilities, the Purchaser shall not assume or be responsible for any claims against or commitments, contracts, agreements, obligations or other liabilities of the Seller, whether known or unknown, asserted or unasserted, accrued or un-accrued, absolute or contingent, liquidated or un-liquidated, due or to become due, and whether contractual, statutory, or otherwise. Without limiting the generality of the foregoing, the parties acknowledge that the
Purchaser shall not assume or in any way be responsible for any of the following liabilities or obligations of Seller:

          a) liabilities in respect of indebtedness of the Seller (other than as included in the Assumed Liabilities);

          b) product liability and warranty claims arising out of or in any way relating to or resulting from any product or service of the Seller sold, performed or delivered on or prior to the Closing Date, provided that claims relating to Seller's product warranty obligations that are in effect as of the Closing Date, which claims arise under any Contract that is an
     Asset, with respect to events occurring following the Closing Date, shall be the responsibility of Purchaser, and provided further that the Purchaser shall be responsible for addressing (and bearing all costs associated therewith) any inquiry, request or demand for repairs, service or maintenance, arising under any of the Contracts following the Closing Date;

          c) taxes, duties, levies, assessments and other charges, including any penalties, interests and fines with respect thereto, payable by the Seller to any Governmental Authority, including taxes arising out of the transactions contemplated by this Agreement;

          d) liabilities with respect to the Hired Employees (as defined in
     Section 4.01a)) with respect to the period ending upon the effective termination date of the employment or consulting relationship of such Hired
     Employees with the Seller, including, without limitation any claim and/or demand relating to any period prior to the Closing Date in connection with employment-related matters;

          e) any Liability of the Seller or claim for Liability of the Seller related to any lawsuit or threatened lawsuit or claim based upon actions, omissions or events occurring on or prior to the Closing Date which have not been expressly assumed herein;

          f) any Liability related to Excluded Assets;

          g) any Liability to a third party for infringement of such third party's rights by the Seller prior to the Closing;

          h) all Liabilities incurred by Seller in connection with this
     Agreement and the transactions contemplated herein;

          i) Liabilities of Seller for any breach or failure to perform any of
     Seller's covenants and agreements contained in, or made pursuant to, this
     Agreement, or, prior to the Closing Date, any Contract;

          j) Liabilities of Seller for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "LAWS")
     or any order, writ, injunction, judgment, plan or decree (collectively,
     "ORDERS") of any Governmental Authority relating solely to the period prior to the Closing Date;

          k) all obligations of Purchaser to pay royalties to the Office of
     Chief Scientist of the Israeli Ministry of Industry, Trade and Labor
     ("OCS") in respect of the Assets relating solely to the period prior to and ending on November 30, 2009; and

          l) all obligations of Purchaser to pay royalties to the Canada Israel
     Industrial Research and Development Foundation ("CIIRDF") in respect of the
     Assets relating solely to the period prior to and ending on November 30,
     2009.

     1.04 CONSENTS TO ASSIGNMENT.

     Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any
Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by applicable law is non-assignable without the consent of a third party or a Governmental Authority or agency or is cancelable by a third party in the event of an assignment ("NON-ASSIGNABLE
ASSETS") unless and until such consent shall have been obtained. Each party shall, and shall cause its respective Affiliates to, use their reasonable best efforts to obtain such consents prior to the Closing Date, and Seller shall assist Purchaser in contacting and coordinating meetings with Seller's customers in order to facilitate the obtaining of such consent prior to the Closing Date.
If any such consent shall not be obtained prior to the Closing Date, Purchaser shall have the authority to approach the third parties under such Non-assignable
Assets in order to bring to the completion of the assignment of such assets. In the event that at the Closing the registration of any transferred Intellectual
Property Asset in the name of the Purchaser at the relevant Governmental
Authority was not yet completed and perfected, then, without limitation of any other rights of the Purchaser, to the extent necessary to grant to the Purchaser full and unrestricted use of such transferred Intellectual Property Asset, the
Seller hereby grants to the Purchaser, effective as of the Closing Date, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, exclusive license to make any use or exploitation with respect thereto. The
Seller further grants the Purchaser, effective as of the Closing Date, a power of attorney, appointing Purchaser as an authorized signatory of the Seller in connection with the registration in the name of the Purchaser of any
Intellectual Property that is part of the Assets that shall not be registered in the name of the Purchaser through the Closing, in substantially the form attached hereto as Schedule 1.04.

     1.05 PURCHASE PRICE. The aggregate purchase price for the Assets shall be $
285,000 (the "PURCHASE PRICE"), plus applicable VAT, payable in cash and unregistered ordinary shares of the Purchaser, par value NIS 0.13 per share (the
"ORDINARY SHARES"), valued as specified herein, as follows:

          a) An amount in cash of US$185,000 less the amount of US$50,000 extended by the Purchaser to the Seller pursuant to that certain Debenture dated as of November 22, 2009 attached hereto as Schedule 1.06(a) (the
     "DOWN PAYMENT"; the amount in cash including the Down Payment is referred to herein as the "CASH PAYMENT").

          b) On the Closing Date, the Purchaser shall deliver to the Seller irrevocable instructions to the Purchaser's transfer agent, instructing such transfer agent to issue to the Seller Ordinary Shares of the Purchaser having an aggregate value of $100,000, as calculated below (the "CLOSING
     SHARES PAYMENT"), of which a certificate representing the Ordinary Shares constituting the Escrow Shares (as defined below) shall be instructed to be delivered to the Escrow Agent, on behalf of the Seller, as provided herein.
     The Ordinary Shares constituting the Closing Shares Payment shall be valued at the average closing price of the Purchaser's Ordinary Shares on the
     Nasdaq Capital Market during the five (5) Business Days ending on (and including) the Business Day prior to the date hereof (the "ORDINARY SHARES
     PRICE").

          c) The "ESCROW SHARES" to be placed in escrow shall be 30% of the
     Ordinary Shares constituting the Closing Shares Payment which Purchaser, at the Closing, shall, pursuant to the Indemnification Escrow Agreement, deliver to the escrow agent named therein (the "ESCROW AGENT").

          d) Payment of the Purchase Price shall be subject to applicable
     Israeli tax withholding requirements, unless Seller provides Purchaser a copy of a valid approval of the Israeli Tax Authority establishing an exemption from such tax withholding obligations, to the reasonable satisfaction of Purchaser. To the extent that amounts are withheld from any payment, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller. The Purchaser hereby represents that with respect to all payments made to the Seller at the Closing, Seller has provided the Purchaser with a copy of a valid and proper approval of the
     Israeli Tax Authority establishing an exemption from such tax withholding obligations.

          e) Except as specifically set forth in Section 1.03 above, Seller shall be responsible for any documentary and transfer taxes and any sales, use or other taxes that are customarily imposed on sellers, and which are imposed on Seller by reason of the transfers of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, as may be required by law.

     1.06 ADJUSTMENTS TO PURCHASE PRICE.

          a) Seller shall be entitled to receive 10% of any amount in excess of
     $1,075,000 (such excess amount is referred to as the "FIRST EXCESS AMOUNT")
     actually received by Purchaser (or any of its affiliates) pursuant to bookings (i.e. binding purchase orders from customers) that are received by
     Purchaser (or any of its affiliates) during the period following the
     Closing Date through December 31, 2010 (the "FIRST EARNOUT PERIOD"), in each case with respect to sales of Seller's technology, products or any part thereof (provided that when such Seller's technology, product or any part thereof is bundled with other products of Purchaser, the amount deemed to be booked on account of such product or technology, as applicable, shall be the portion out of the total price of the product ordered by the customer attributable to the Seller's product or Intellectual Property purchased hereunder, which attribution shall be based on the higher of (i)
     Seller's price list attached hereto as Schedule 1.07, and (ii) Purchaser's
     (or any of its affiliates') attribution in its price lists to Seller's part of the bundled products (to the extent such attribution exists), provided that in each such case, if the Purchaser (or any of its affiliates)
     provides any discount in connection with the relevant sale, the discount shall apply pro-rata to both Purchaser's (or any of its affiliates') and
     Seller's technology or products, as applicable. For the avoidance of doubt, if Purchaser makes no attribution in its price lists to Seller's part of the bundled products, the portion out of the total price allocated to the
     Seller's product or Intellectual Property so purchased shall be based on
     Seller's price list attached hereto as Schedule 1.07. If the Closing of the transaction contemplated herein occurs between December 9, 2009 and
     December 31, 2009, the threshold amount for the First Excess Amount will be reduced from $1,075,000 as set forth below:

---------------------------------------- ---------------------------------------
              Date of Closing              Threshold of First Excess Amount
---------------------------------------- ---------------------------------------
      Between December 9 and 16, 2009                 $1,050,000
---------------------------------------- ---------------------------------------
     Between December 17 and 24, 2009                 $1,025,000
---------------------------------------- ---------------------------------------
     Between December 25 and 31, 2009                 $1,000,000
---------------------------------------- ---------------------------------------

          b) In addition, the Seller shall be entitled to receive 10% of any amount in excess of $1,612,500 (such excess amount is referred to as the
     "SECOND EXCESS AMOUNT" and, together with the First Excess Amount, the
     "EARNOUT AMOUNT") actually received by the Purchaser (or any of its affiliates) pursuant to bookings (i.e. binding purchase orders from customers) that are received by Purchaser (or any of its affiliates) during the 12-month period following the First Earnout Period (the "SECOND EARNOUT
     PERIOD" and, together with the First Earnout Period, the "EARNOUT PERIOD"), in each case with respect to sales of Seller's technology, products or any part thereof (provided that when such Seller's product or any part thereof or any of Seller's technology is bundled with other products of the
     Purchaser, the amount deemed to be so booked on account of such product or technology, as applicable, shall be the portion out of the total price of the product ordered by the customer attributable to the Seller's product or
     Intellectual Property purchased hereunder, which attribution shall be based on the higher of (i) Seller's price list attached hereto as Schedule 1.07, and (ii) Purchaser's (or any of its affiliates') attribution in its price lists to Seller's part of the bundled products (to the extent such attribution exists), provided that in each such case, if the Purchaser (or any of its affiliates) provides any discount in connection with the relevant sale, the discount shall apply pro-rata to both Purchaser's (or any of its affiliates') and Seller's technology or products, as applicable.
     For the avoidance of doubt, if Purchaser makes no attribution in its price lists to Seller's part of the bundled products, the portion out of the total price allocated to the Seller's product or Intellectual Property so purchased shall be based on Seller's price list attached hereto as Schedule
     1.07. If the Closing of the transaction contemplated herein occurs between
     December 9, 2009 and December 31, 2009, the threshold amount for the First
     Excess Amount will be reduced from $1,612,500 as set forth below:

----------------------------------------- --------------------------------------
              Date of Closing               Threshold of First Excess Amount
----------------------------------------- --------------------------------------
      Between December 9 and 16, 2009                  $1,575,000
----------------------------------------- --------------------------------------
     Between December 17 and 24, 2009                  $1,537,500
----------------------------------------- --------------------------------------
     Between December 25 and 31, 2009                  $1,500,000
----------------------------------------- --------------------------------------

          c) Purchaser shall prepare and deliver to the Seller, not later than thirty (30) days after receipt by it (or any of its affiliates) of any amount under any booking received by it (or any of its affiliates) during any of the First Earnout Period and the Second Earnout Period, (i) a
     statement setting forth the calculation made in accordance with Sections
     1.07(a) or 1.07(b) (each such statement, an "EARNOUT Statement"), and (ii)
     the applicable Earnout Amount as reflected in the applicable Earnout
     Statement, by wire transfer of immediately available funds to an account designated by the Seller to the Purchaser in writing.

          d) Purchaser shall permit the authorized representatives of Seller (or the representatives of the Major Shareholder), subject to a customary confidential undertaking by Seller (or the Major Shareholder, as applicable), access at all reasonable times, upon reasonable prior notice, and without unduly interfering with the operations of the Purchaser, to examine Purchaser's books and records, solely to the extent necessary so as to validate the accuracy of the Earnout Statements. Seller (or Major
     Shareholder, as applicable) shall bear the expenses resulting from such audit, provided, however, that such expenses shall be borne by the
     Purchaser in the event that the audit reveals that the Earnout Amount supposed to be paid to Seller is at least ten percent (10%) higher than the
     Earnout Amount actually paid by Purchaser for the applicable period. Seller may, within fifteen Business Days following receipt by Seller of an Earnout
     Statement, object in writing to the Earnout Statement. If Seller has not objected to the Earnout Statement within such period, Seller shall be deemed to have agreed to such statement. In case Seller objects in writing within such period to the Earnout Statement, Seller and Purchaser shall attempt in good faith for a period of five Business Days to agree upon the rights of the Seller with respect to the Earnout Statement. If Seller and
     Purchaser reach agreement, a memorandum setting forth such agreement shall be prepared and signed by them. If no such agreement is reached, either
     Purchaser or Seller may demand resolution of the matter in a court of competent jurisdiction in accordance with Section 8.06.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (unless another date is expressly set forth below or in the Disclosure Schedule attached hereto) that:

     2.01 EXISTENCE AND POWER. The Seller is a corporation duly organized and validly existing under the laws of the State of Israel, and the Seller has all requisite power and authority, corporate or otherwise, and all governmental licenses and permits required to carry on the Business as now conducted.

     2.02 AUTHORIZATION.

          a) Except as set forth on Schedule 2.04, the execution, delivery and performance by the Seller of this Agreement and all other documents and agreements to be executed by the Seller in connection herewith (the
     "RELATED DOCUMENTS") and the consummation by the Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

          b) The Seller has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and all Related Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents by the
     Seller have been duly authorized by all necessary corporate action on the part of the Seller, and no other action on the part of the Seller is necessary to authorize this Agreement or the Related Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been duly executed and delivered by the
     Seller and constitute the valid and legally binding obligation of the
     Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors' rights generally. Each Related Document to be delivered by the
     Seller following the date hereof will be duly executed and delivered by the
     Seller and, when so executed and delivered, will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors' rights generally.

     2.03 NON-CONTRAVENTION. Except as set forth in Schedule 2.03, the execution, delivery and performance by the Seller of this Agreement and the
Related Documents do not and will not, with or without the giving of notice or the lapse of time or both:

          a) contravene, violate or conflict with the articles of association of the Seller;

          b) assuming compliance with the matters referred to in Section 2.02a), contravene, violate or conflict with, or constitute a violation of, any provision of any Law or Order binding upon or applicable to the Seller;

          c) conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under, or right to accelerate, any agreement, contract or other instrument binding upon the Seller or license, franchise, permit or other similar authorization held by the Seller; or

          d) result in the creation or imposition of any Encumbrance on any
     Asset.

     2.04 GOVERNMENTAL APPROVALS; CERTAIN CONSENTS. Other than as listed in
Schedule 2.04, no notices, reports or other filings are required to be made by
Seller with, nor are any consents, registrations, approvals, permits or authorizations are required to be obtained by Seller from any Governmental
Authority or under any Contract in connection with the execution, delivery and performance of this Agreement by Seller.

     2.05 LIABILITIES.

     Other than the Assumed Liabilities, there are no liabilities, claims, or obligations, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, attached to or otherwise associated with the
Assets.

     2.06 ABSENCE OF CERTAIN CHANGES. Since June 30, 2009, there has not been any Material Adverse Effect on the Assets or any event, occurrence or state of circumstances or facts which as of the date hereof is reasonably expected to have a Material Adverse Effect on the Assets.

     2.07 TITLE TO ASSETS.

     The Seller holds, and effective as of Closing Date, subject to the terms herein, the Seller shall deliver to Purchaser, good and marketable title to and valid interests in all of the Assets (including, without limitation, in all of the Intellectual Property assets that form part of the Assets) free and clear of any and all Encumbrances. The Seller is not in default or in breach of any material provision which is required to be performed by it under any of its leases or licenses and holds a valid ownership, leasehold or licensed interest in the Assets not outright owned by the Seller. The Assets conform in all material respects to all applicable Laws, and with respect to the Fixed Assets, are also in good operation condition and repair.

     2.08 INTELLECTUAL PROPERTY.

          a) The Seller owns all right, title and interest in and to or is duly licensed to use, all of the Intellectual Property that is part of the
     Assets. To the Seller's Knowledge, the operation of such Intellectual
     Property does not infringe, misappropriate or otherwise violate or misuse any Intellectual Property of any third party ("THIRD PARTY INTELLECTUAL
     PROPERTY ASSETS").

          b) Schedule 2.08b) lists and describes: (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and mask-works included in the Intellectual Property Assets that form part of the Assets, including the jurisdictions in which each such Intellectual Property Asset has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements as to which the Seller is a party and pursuant to which any person or entity is authorized to use any Intellectual Property Assets; and
     (iii) all licenses, sublicenses and other agreements as to which the Seller is a party and pursuant to which the Seller is authorized to use any Third
     Party Intellectual Property Assets. Other than as set forth in Schedule
     2.08b), the Seller has not (i) licensed to any party any of the
     Intellectual Property that is part of the Assets, whether in source code form or otherwise or (ii) entered into any exclusive agreements with any party relating to any Intellectual Property that is part of the Assets.

          c) There has been no unauthorized use, disclosure, infringement or misappropriation by the Seller of any Third Party Intellectual Property
     Asset licensed by or through the Seller in connection with the Assets, and to the Knowledge of the Seller by any third party with respect to the
     Intellectual Property that is part of the Assets, including any employee, consultant, or former employee or consultant of the Seller. Except as set forth in Schedule 2.08c), the Seller has not entered into any agreement to indemnify any other person or entity against any charge of infringement of any Intellectual Property that is part of the Assets.

          d) To the Seller's Knowledge, all Intellectual Property (whether registered or not) that is part of the Assets is valid, enforceable and subsisting. The Seller (i) has not been sued and is not aware of the possible basis for any suit, action or proceeding which involves a claim of infringement of any Intellectual Property that is part of the Assets or violation of any Third Party Intellectual Property Assets; (ii) has no
     Knowledge that any Intellectual Property that is part of the Assets infringes any Third Party Intellectual Property Assets; and (iii) has not
     brought and is not aware of the possible basis for bringing any action, suit or proceeding for infringement of any Intellectual Property that is part of the Assets or breach of any license or agreement involving any
     Intellectual Property that is part of the Assets against any third party.

          e) The Seller has secured valid written non-disclosure and invention assignment agreements from all consultants and employees who contributed to the creation or development of the Seller's Intellectual Property that is part of the Assets of all rights to such contributions.

          f) Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the licenses listed on Schedule 2.08b), the Seller is not required, obligated or under any liability, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property that is part of the Assets, or to any Person, with respect to the use thereof.

          g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser's right to own or use any portion of the Intellectual Property that is part of the Assets or any
     Contracts currently in effect to which the Seller is a party granting the
     Seller a right to use a Third Party Intellectual Property Asset (the
     "INTELLECTUAL PROPERTY LICENSES"), assuming receipt of the consents under such Intellectual Property Licenses specified in Schedule 2.08b).

          h) Schedule 2.08h) sets forth a complete list of all contracts pursuant to which any source code that relates to, or is part of, any
     Intellectual Property has been placed in escrow for the benefit of any third party.

          i) Except as set forth in SCHEDULE 2.08I), the Seller has not used in the development, compilation or creation of its products or under its current development of Intellectual Property, nor has it embedded, incorporated or bundled any open source, copy left or community source code in any of its products, made available to, distributed to, or conveyed to, any third party, generally available or in development, including but not limited under any GNU Affero General Public License, GNU General Public
     License, GNU Lesser General Public License, Mozilla Public License, BSD
     license, Open Source Initiative License, MIT, Apache, and/or Public Domain
     licenses, or any other "open source" of freeware type licenses
     (collectively, "OPEN SOURCE SOFTWARE"). The use by the Seller of any Open
     Source Software will not require the distribution of, or access to, any source code of the Seller, or restrict the Seller's ability to charge for distribution of, or to use of its products for commercial purposes, or permit third parties to reverse engineer or modify the Seller's proprietary software. The Seller has complied with all material requirements, including copyright notice requirements and providing copies of licenses, for all licenses for Open Source Software, including those set forth on SCHEDULE
     2.08(i). The Seller has not been sued and is not aware of the possible basis for any suit, action or proceeding which involves a claim relating to non-compliance with the licenses for Open Source Software used by it.

     2.09 PRODUCT WARRANTY. Each product that is part of the Assets and each service rendered by the Seller with respect thereto has been in material conformity with all applicable laws, contracts and all express and implied warranties, and the Seller is not aware of any Liability that it may currently have thereunder, and the Seller is not aware of any basis for any present or future action giving rise to any such Liability relating to any such Asset.
There is no litigation, action, suit, proceeding or governmental investigation pending or, to the Seller's Knowledge, threatened against, the Seller involving or relating to product warranty claims related to the Assets. Except as set forth in Schedule 2.09, no product that is part of the Assets nor any service rendered by the Seller in connection with such product is subject to any guaranty, warranty or other indemnity or similar Liability.

     2.10 PRODUCT LIABILITY. The Seller does not have any Liability, and to the
Seller's Knowledge there is no basis for, any present or future action against it giving rise to any such Liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product that is part of the Assets. There is no litigation, action, suit, proceeding or governmental investigation pending or, to the Seller's Knowledge, threatened against, the Seller involving or relating to product liability claims related to the Assets.

     2.11 MATERIAL CONTRACTS. Except as set forth on Schedule 2.11, each of the
Contracts that are part of the Assets may be transferred to the Purchaser without the consent of any person. All of the Contracts that are part of the
Assets are valid, binding and in full force and effect against the Seller and the other party or parties thereto. Except as set forth in Schedule 2.11, the
Seller is not in default, and no notice of alleged default has been received by the Seller under any of such Contracts, and, to the Seller's Knowledge, no other party thereto is in default thereunder, and, to the Seller's Knowledge, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a default under any of such Contracts by the Seller or any other party thereto. Except as set forth on Schedule 2.11, none of the execution, delivery or performance of any Related Document or consummation of the transactions hereunder will, under the terms of any such Contract (A) result in any increase in any payment or change in any term, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) result in any Person having any termination, repayment or repurchase rights. To the Seller's Knowledge, there are no features which the Seller has undertaken under any transferred Contract to deliver to any customer prior to the Closing which have not been delivered.

     2.12 LICENSES AND PERMITS.

          a) All governmental Permits relating to the Assets are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the consummation of the transactions contemplated hereby and all necessary renewal applications have been timely filed. There are no Permits which have not been obtained by the Seller which are required for the operation of all or any portion of the Assets.

          b) No written investigation, inquiry or review by any Governmental
     Authority with respect to the Assets is pending or, to the Seller's
     Knowledge, threatened, nor has any Governmental Authority advised the
     Seller of an intention to conduct any such investigation, inquiry or review.

     2.13 EMPLOYEES.

Seller is, and at all times has been, in compliance in all material respects with all applicable Laws respecting employment, including employment practices, terms and conditions of employment and wages and hours, severance pay, termination pay, and social benefits, in each case, with respect to all Hired
Employees. There are no pending or, to the best Knowledge of Seller, threatened or written claims or proceedings, nor does Seller have any knowledge of any circumstances that would be reasonably expected to result in any claim or proceedings, against Seller under any worker's compensation policy with respect to any Hired Employee.

     2.14 COMPLIANCE WITH LAWS; NO DEFAULTS.

          a) The Seller is not (i) in violation of any Law or Order of any court or Governmental Authority to which the Assets are subject, or (ii) to the
     Seller's Knowledge, subject to any claim asserted by any Governmental
     Authority that the Assets are in violation of any legal requirement.

          b) As of the date hereof, the Seller is not in default under, and to the Seller's Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under, any Contract or other instrument binding upon the Seller with respect to the Assets or any license, authorization, permit, consent or approval held by the Seller relating to the Assets.

     2.15 LEGAL PROCEEDINGS.

          a) No judgment, ruling, order, writ, decree, stipulation, settlement, injunction or determination by or with any arbitrator, court or other
     Governmental Authority, which relates to or affects the Assets or the
     Assumed Liabilities is in effect.

          b) There is no order in which relief is sought involving, affecting, or relating to the ownership, operation or use of the Assets or that would prevent, delay or make illegal the transactions contemplated by this
     Agreement and there is no litigation, action, suit, proceeding or governmental investigation pending or, to the Seller's Knowledge, threatened against, involving, affecting or relating to the Assets or the transactions contemplated by this Agreement.

     2.16 REGULATION S.

          a) The Seller is not, and the Seller is not acquiring the Closing
     Shares Payment to be issued thereto hereunder, for the account or benefit of, a "U.S. Person" as defined in Rule 902 of Regulation S ("REGULATION S")
     promulgated under the Securities Act.

          b) The Seller was not organized under the laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act.

          c) As of the date hereof, the Seller was outside the United States.

          d) The Seller acknowledges that the Ordinary Shares constituting the
     Closing Shares Payment are deemed to be "restricted securities" as defined in Rule 144 promulgated under the Securities Act. Any resale of such
     Ordinary Shares will be made only in accordance with the provisions of
     Regulation S, pursuant to registration of the securities under the
     Securities Act, or pursuant to an exemption from such registration.
     Securities acquired upon a resale will continue to be deemed to be restricted securities, notwithstanding that they were acquired in a resale transaction made pursuant to Rules 901 or 904 of Regulation S. The Seller acknowledges, agrees and covenants that it will not engage in hedging transactions with regard to the Closing Shares Payment prior to the expiration of the distribution compliance period specified in Rule 903 of
     Regulation S, unless in compliance with the Securities Act.

          e) The Seller acknowledges and agrees that certificates representing the Closing Shares Payment (including the Escrow Shares) will contain one or more legends to the effect that transfer of such securities is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

          f) The Seller acknowledges that the Closing Shares Payment are being offered and sold to it in reliance on specific provisions of U.S. federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such provisions.

                                  ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller that:

     3.01 EXISTENCE AND POWER. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Israel, and has all requisite power and authority, corporate or otherwise, and all governmental licenses and permits required to carry on the Business as now conducted.

     3.02 CORPORATE AUTHORIZATION.

          a) The Purchaser has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and all Related Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents by
     Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize this Agreement or the Related Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Documents have been duly executed and delivered by the
     Purchaser and constitute the valid and legally binding obligation of the
     Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors' rights generally. Each Related Document to be delivered by Purchaser following the date hereof will be duly executed and delivered by Purchaser and, when so executed and delivered, will constitute the legal, valid and binding obligation of Purchaser, enforceable against
     Purchaser in accordance with its terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors' rights generally.

     3.03 NON-CONTRAVENTION. The execution, delivery and performance by
Purchaser of this Agreement and the Related Documents do not and will not, with or without the giving of notice or the lapse of time or both:

          a) contravene, violate or conflict with the incorporation documents of
     Purchaser;

          b) assuming compliance with the matters referred to in Section 3.02(a)
     contravene, violate or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser; or

          c) conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under, or right to accelerate, any agreement, contract or other instrument binding upon Purchaser.

     3.04 GOVERNMENTAL APPROVALS; CERTAIN CONSENTS. Other than as listed in
Schedule 3.04, no notices, reports or other filings are required to be made by
Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental
Authority in connection with the execution, delivery and performance of this
Agreement or the Related Documents by Purchaser.

     3.05 LIENS ON THE CLOSING SHARES PAYMENT. All shares to be delivered by the
Purchaser pursuant to this Agreement shall be duly and validly issued, fully paid, free and clear of all Encumbrances or any other third party rights, and on the Closing the Purchaser shall irrevocably instruct its transfer agent to register such shares in the name of the Seller in the Company's register of shareholders.

     3.06 REPORTS. Since January 2008, Purchaser has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the
"SEC") pursuant to the reporting requirements of the Securities Exchange Act of
1934, as amended (the "EXCHANGE ACT"), and the rules and regulations promulgated thereunder and to the extent applicable to the Purchaser (the "SEC DOCUMENTS").
Each of the SEC Documents, as of the respective dates thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing
Date, then on the date of such filing or submission, as the case may be), did not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each SEC Document, as it may have been subsequently amended by filings or submissions, as the case may be, filed or submitted by Purchaser with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such SEC
Document.

                                  ARTICLE IV.
                               COVENANTS OF SELLER

     4.01 CONDUCT OF THE BUSINESS.

          a) From the date hereof until the end of the notice period for each of the Hired Employees (as hereinafter defined), the Seller shall not, without the prior written consent of the Purchaser, and except for changes made in the ordinary course of business consistent with past practices or as required pursuant to any existing agreement or applicable law, (i) grant any severance, termination or change of control pay or benefits to any of the employees or consultants of the Seller listed in Schedule 4.01(a) (such employees and consultants who shall accept or have accepted Purchaser's employment offer shall be referred to as the "HIRED EMPLOYEES"), (ii)
     increase in or accelerate vesting or benefits payable under any existing severance or termination pay policies or employment agreements to any employee listed on Schedule 4.01(a), (iii) increase the salary or other compensation (including, without limitation, bonuses, profit sharing, deferred compensation or other employee benefits) payable or to become payable to any employee of the Seller listed on Schedule 4.01(a), or (iv)
     agree or commit to do any of the foregoing;

     4.02 DELIVERY OF ASSETS. Throughout the Closing Date and one day following the Closing Date, Seller shall use reasonable efforts to facilitate the transfer of the Assets to the Purchaser.

     4.03 COVENANT NOT TO COMPETE.

          a) In consideration of the Purchaser's consummation of the transactions contemplated by this Agreement and for other good and valuable consideration, for a period of three (3) years from and after the Closing
     Date, each of the Seller and its Major Shareholder, will not, directly or indirectly (whether as an owner, proprietor, partner, shareholder, officer, employee, independent contractor, director, joint venturer, consultant, lender or investor), solicit or engage in the Prohibited Business. For purposes of this Section 4.03, the "PROHIBITED BUSINESS" means offering to provide or providing any product or service competitive with the Business, anywhere in the world. The parties agree that this Section 4.03 shall not prohibit the ownership by the Seller or its Major Shareholder, solely as an investment, of securities of a person engaged in the Prohibited Business if
     (i) the Seller or its Major Shareholder is not an "affiliate" (as such term is defined in Rule 405 promulgated under the Securities Act of 1933) of the issuer of such securities, (ii) such securities are publicly traded on a national securities exchange and (iii) the Seller or its Major Shareholder does not, directly or indirectly, beneficially own more than 5% of the class of which such securities are a part. Each of the Seller and its Major
     Shareholder acknowledges and agrees that the limitations imposed by this
     Section 4.03 (a) are necessary to protect legitimate business interests of the Purchaser and the Purchaser's rights to use and benefit from the goodwill, Intellectual Property and Confidential Information that has been acquired by the Purchaser pursuant hereto and that the limitations as to time, geographic area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the aforementioned goodwill, Intellectual Property, Confidential
     Information and other business interests of the Purchaser acquired herein.

          b) For a period of three (3) years from and after the Closing Date, each of the Seller and its Major Shareholder shall not, directly or indirectly, (i) discourage any person from accepting employment with the
     Purchaser or any Affiliate of the Purchaser or (ii) hire or solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Purchaser or any Affiliate of the Purchaser, any Person who or which is employed by, or otherwise engaged to perform services for, the Purchaser or any affiliate of the Purchaser (whether in the capacity of employee, consultant, independent contractor or otherwise)
     or who is offered a position by the Purchaser in connection with the transactions contemplated hereby.

          c) The parties hereby agree that if either the Seller or its Major
     Shareholder violates this Section 4.03, it would be difficult to determine the entire cost, damage or injury, which the Purchaser and its Affiliates would sustain. Each of the Seller and its Major Shareholder acknowledges that if it violates this Section 4.03, the Purchaser will have no adequate remedy at law and in that event, in addition to Purchaser's rights under
     Section 9.07, Purchaser may obtain a monetary judgment against the Seller or its Major Shareholder, as applicable, for any damage caused to the
     Purchaser or its Affiliates that may result from any breach by such party of this Section 4.03. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.03 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 4.03 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     4.04 CHANGE OF NAME. Within 30 days after the Closing Date, the Seller shall provide evidence to the Purchaser of the change of the Seller's name, or any trademarks, trade names or logos of the Seller which are not part of the
Assets, in each case by removing the word "Outsmart". Seller shall further cease any use of the name "Outsmart" immediately following such change of name.

     4.05 ASSIGNMENT LETTERS. Within 3 days after the Closing Date, the Seller shall provide to Purchaser copies of all (i) requests for consents required for the assignment of the Assets, and (ii) notices related to the assignment of the
Assets, all in forms ready to be sent to Seller's customers and vendors notifying such third parties about the assignment of the Assets, or requesting such third parties' consent for the assignment of the Assets, as relevant to each such third party. The letters indicated in items (i) and (ii) shall be sent by Seller as soon as practicable after such letters are counter-signed by
Purchaser.

                                   ARTICLE V.
                        COVENANTS OF SELLER AND PURCHASER

     The Seller and the Purchaser hereto agree that:

     5.01 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the Seller and the Purchaser will use their best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement promptly after the date hereof. The Seller and the Purchaser each agrees to execute and deliver such other documents, certificates, agreements, corporate and shareholder approvals, and other writings and to take such other reasonable actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement promptly after the date hereof, including, without limitation, with respect to the bonds set forth in Schedule 5.01 hereto which were required in connection with any purchase order accepted by the Seller following the date of the Letter of Intent
(which purchase order has been approved by Purchaser) which bonds shall be placed by the Purchaser, but without expanding the obligations and responsibilities of any party hereunder.

     5.02 CERTAIN FILINGS. The Seller and the Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including each notice, report or other document required to be delivered by either party to, or filed by either party with, any Governmental Authority with respect to the consummation of the transactions contemplated hereunder. Seller and Purchaser shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the approvals of the OCS, CIIRDF and any other consents and approvals that may be required pursuant to Israeli or foreign legal requirements in connection with the consummation of the transactions contemplated hereunder.

     5.03 REGISTRATION OF SHARES. The Purchaser shall use its best reasonable efforts to include the Ordinary Shares underlying the Closing Shares Payment in any registration statement that it files with the SEC during the six (6) months following the issuance of such Ordinary Shares to Seller, provided that if such registration statement is filed pursuant to an underwritten offering, either for the account of the Purchaser or for the account of other selling shareholders, the inclusion of such Ordinary Shares in such registration statement shall be subject to customary underwriter's cut backs. The Seller will indemnify
Purchaser and each of its officers and directors, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement and provided by Seller, or any omission (or alleged omission) by Seller to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Purchaser and each of its officers and directors, or the underwriters, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, in reliance upon and in conformity with written information furnished to the Purchaser by the Seller;
provided, however, that this undertaking of the Seller shall not apply to amounts paid in settlement of any loss if such settlement is effected without the consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned), and provided, further, that the obligations of the
Seller hereunder shall be limited to an amount equal to the proceeds received by the Seller from its sale of shares pursuant to such registration. The Purchaser will indemnify Seller and each of its shareholders, officers and directors, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Seller and each of its shareholders, officers and directors, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, unless such untrue statement (or alleged untrue statement) or omission
(or alleged omission) is made in such registration statement, in reliance upon and in conformity with written information furnished to the Purchaser by the
Seller; provided, however, that this undertaking of the Purchaser shall not apply to amounts paid in settlement of any loss if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). Prior to effecting such registration statement, Seller will enter into and deliver any other agreement or undertaking which is customary and which the Purchaser, or an underwriter in an underwritten offering, reasonably requests.

     5.04 PUBLIC ANNOUNCEMENTS. The parties shall not issue any press release or otherwise announce this transaction without mutual agreement to the terms of the press release, or make any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or the regulations of any stock exchange or other trading market, in which case the disclosing party shall provide the other party with reasonable notice and reasonable opportunity to comment upon such disclosure.

     5.05 EMPLOYMENT MATTERS. For any Hired Employee whose notice period continues after the Closing, such Hired Employee shall continue to remain an employee of Seller but take assignments only as directed or approved by the
Purchaser and Purchaser shall be responsible to pay in full all salary, benefits and rights to the Seller for such Hired Employees whose notice period continues after the Closing, as of December 1, 2009, in accordance with the provisions below. The notice periods of each of Ronny Barak, Jacob Bros and Gamliel Romano, were extended by 1 month, 2 months and 3 months, respectively, as of December 1,
2009. Purchaser shall indemnify the Seller for all salary, benefits and rights payable by Seller to such Hired Employees (the "HIRED EMPLOYEES COMPENSATION")
payable at the last Business Day of each of the months indicated above. For the avoidance of doubt, applicable VAT shall be added to any payment to the Seller of the Hired Employees Compensation, against the issuance and delivery to
Purchaser of an invoice for such amount. In addition, as promptly as possible following the Closing, the Purchaser shall indemnify the Seller and Jacob Bros for the expenses incurred by the Seller and Jacob Bros in connection with the two flights of Jacob Bros together with the Purchaser's CEO during November and
December 2009, against written evidence reasonably satisfactory to Purchaser with respect to such expenses.

                                   ARTICLE VI.
                                     CLOSING

     6.01 CLOSING.

          a) The closing of the transactions contemplated by this Agreement (the
     "CLOSING") is taking place at the offices of Meitar Liquornik Geva & Leshem
     Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan on the date hereof
     (the "CLOSING DATE"). The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.

          b) At the Closing, the transactions listed in this Article VI shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

          c) At the Closing, Seller shall issue and deliver to Purchaser an invoice for the amount of the Purchase Price plus the applicable VAT amount.

     6.02 DELIVERIES AND ACTIONS BY THE SELLER. At the Closing, the Seller shall deliver, or cause to be delivered, to Purchaser:

          a) the Assets;

          b) the Patent Assignment Agreement, substantially in the Form of
     Exhibit 6.02(b) attached hereto (the "PATENT ASSIGNMENT AGREEMENT"), duly executed by the Seller;

          c) a Bill of Sale, transferring the Assets to the Purchaser, substantially in the form of Exhibit 6.02(c) attached hereto (the "BILL OF
     SALE"), duly executed by the Seller;

          d) all files and documents in its possession relating to the Assets, including all operating statistics, warranties and maintenance records, registrations, permits and certifications, operating manuals, customer and prospects database, in any form or media, whether documentary, written, magnetic, and including all information saved on Seller's servers which is related to the sales and marketing of Seller and/or to the Assets;

          e) copies of all consents and approvals required in connection with the execution, delivery and performance of this Agreement;

          f) a certificate of the Chief Executive Officer of the Seller, certifying as to (i) the incumbency of all officers of the Seller executing this Agreement and agreements executed in connection herewith, and (ii) the resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

          g) an Assignment of Contracts substantially in the form of Exhibit
     6.02(g) attached hereto (the "ASSIGNMENT OF CONTRACTS") , duly executed by the Seller, together with all consents required to be obtained under the terms of any Contract prior to the transfer of such Contract pursuant to this Agreement;

          h) an Indemnification Escrow Agreement in substantially the form of
     Exhibit 6.02(h) attached hereto, duly executed by the Seller;

          i) audited financial statements of the Seller for and as of the year ended December 31, 2007, accompanied by an opinion of certified auditors, and reviewed financial statements of the Seller for and as of the six months ended on June 30, 2009 and June 30, 2008. Within 30 days following the Closing, the Seller shall deliver to the Purchaser the audited financial statements of the Seller for and as of the year ended December
     31, 2008, accompanied by an opinion of certified auditors (final drafts of which have been provided to Purchaser);

          j) the power of attorney referred to in Section 1.04;

          k) the Certificate of Assignment of Obligations and Rights as required by the OCS, duly executed by the Seller;

          l) written confirmation of payment by Seller of the pre Closing royalty payment obligations to each of the OCS and CIIRDF; and

          m) such other separate instruments of sale, assignment or transfer reasonably required by the Purchaser for the consummation of the transactions contemplated hereby.

     6.03 DELIVERIES AND ACTIONS BY THE PURCHASER. At the Closing, the Purchaser
shall deliver, or cause to be delivered, to the Seller:

          a) (i) the Cash Payment less the Down Payment, and (ii) a cash amount equal to the VAT payable in respect of the Purchase Price in immediately available funds to an account designated by Seller in writing prior to the
     Closing;

          b) irrevocable written instructions from the Purchaser to its transfer agent, instructing the transfer agent to issue to the Seller the shares constituting the Closing Shares Payment in two certificates, the first representing all such shares less the Escrow Shares (which certificate shall be instructed to be delivered to the Seller), and the second representing the Escrow Shares (which certificate shall be instructed to be delivered to the Escrow Agent); and

          c) a certificate of the Chief Executive Officer of the Purchaser certifying as to (i) the incumbency of all officers of Purchaser executing this Agreement and any Related Documents and (ii) the resolutions of the
     Board of Directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby;

          d) an Indemnification Escrow Agreement in substantially the form of
     Exhibit 6.02(i) attached hereto, duly executed by the Purchaser; and

          e) the Certificate of Assignment of Obligations and Rights as
     required by the OCS, duly executed by the Purchaser.

     6.04 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the
Purchaser and the Seller to consummate the Closing are subject to the satisfaction, or waiver by the parties, of the following conditions:

          a) No provision of any applicable Law or Order shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the transactions contemplated by this Agreement.

          b) All actions by or in respect of or filings with any Governmental
     Authority required to permit the consummation of the Closing, and all third party consents necessary in connection with the consummation of the
     Closing, shall have been obtained.

          c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental body, agency or official nor shall they be pending.

          d) Purchaser, Seller and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement.

     6.05 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligation of the
Purchaser to consummate the Closing is subject to the satisfaction (or waiver in writing by the Purchaser) of the following conditions:

          a) (i) The Seller shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date as if made as of that date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date)); and
     (iii) the Purchaser shall have received a certificate signed by the Chief
     Executive Officer of the Seller confirming the matters set forth in clauses
     (i) and (ii).

          b) There shall have not occurred any event or development, individually or in the aggregate, resulting in a Material Adverse Effect with respect to the Assets.

     6.06 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of the Seller to consummate the Closing is subject to the satisfaction (or waiver in writing by the Seller) of the following conditions:

          a) (i) The Purchaser shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in this Agreement and in any certificate or other writing delivered by the Purchaser pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); and (iii) the Seller shall have received a certificate signed by an officer of the Purchaser, confirming the matters set forth in clauses (i) and (ii).

                                  ARTICLE VII.
                                 INDEMNIFICATION

     7.01 INDEMNIFICATION BY THE SELLER. The Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and each of its Representatives
(collectively, "PURCHASER INDEMNIFIED PERSONS") from and against any losses, liabilities, claims, obligations, damages (including diminution in value), costs and expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, "PURCHASER DAMAGES") arising out of or resulting from:

          a) any breach of any representation or warranty of the Seller in this
     Agreement or in any other certificate or document the Seller has delivered pursuant to this Agreement or any claim by a third party which if true would be such a breach;

          b) any breach by the Seller of any of its covenants or obligations in this Agreement or in any agreement or other document executed or delivered pursuant to this Agreement; or

          c) any liabilities relating to the Assets with respect to the period ending on the Closing Date, except for the Assumed Liabilities;

     7.02 INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS. Promptly after receipt by Purchaser Indemnified Persons entitled to indemnification hereunder
(the "INDEMNIFIED PARTY") of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a "THIRD PARTY
CLAIM") against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 7.01 herein, the Indemnified
Party shall give written notice to the Seller (the "INDEMNIFYING PARTY") of such
Third Party Claim. The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying
Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the
Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its defense, including the selection of separate counsel (at the cost and expense of the Indemnifying Party), of any
Third Party Claim if such claim: (i) may result in injunctions or other equitable remedies in respect of the Indemnified Party which would affect its business or operations in any materially adverse manner; (ii) may result in material liabilities which may not be fully indemnified hereunder; (iii) may have a material adverse effect on the business or the financial condition of the
Indemnified Party (including a Material Adverse Effect on the earnings or ongoing business relationships of the Indemnified Party) even if the
Indemnifying Party pays all indemnification amounts in full; or (iv) the anticipated defendants in any such situation, proceeding or action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party
shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party. The Indemnifying Party will not enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party unless such settlement (a) requires solely the payment of reasonable money damages by the Indemnifying Party and (b) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

     7.03 LIMITATIONS ON INDEMNIFICATION.

          a) Seller's total aggregate liability under Section 7.01 shall be limited to the Escrow Shares and/or any and all cash proceeds from the sale of any or all of the Escrow Shares (the "PROCEEDS") during the Escrow
     Period as defined in the Indemnification Escrow Agreement, and the Escrow
     Shares and/or Proceeds shall be the Indemnified Parties' sole recourse and exclusive remedy. Such indemnification shall be made first out of any
     Proceeds held by the Escrow Agent (if any) and, to the extent that the indemnification amount exceeds such cash amounts, out of the Escrow Shares held by the Escrow Agent, with the value of such Escrow Shares based on a price per share equal to the Ordinary Shares Price.

          b) Except in the case of fraud or willful misconduct by Seller, Seller shall not be liable under this Agreement for special, punitive, exemplary, consequential, or indirect damages, or lost profits, whether based on contract, tort, strict liability, other Laws or otherwise.

     7.04 EXCLUSIVE REMEDY. Except for Purchaser Damages incurred in connection with, arising out of or resulting from fraud or willful misconduct, the indemnification set forth in this Article VII shall be Purchaser's sole remedy with respect to any breach by Seller of any term of this Agreement; provided that in respect of any claims based on fraud or willful misconduct by the
Seller, the aggregate maximum liability of the Seller shall in no event exceed the aggregate Purchase Price actually received by it.

     7.05 NO RIGHT TO OFFSET. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Purchaser shall not be entitled to offset any amount due to it under this Agreement from any amount payable to the Seller following the Closing (including without limitation from the First Excess
Amount, Second Excess Amount or Hired Employees Compensation).

                                  ARTICLE VIII.
                                  MISCELLANEOUS

     8.01 SURVIVAL. The representations and warranties of the Purchaser and the
Seller contained in this Agreement shall survive the Closing for a period of six
(6) months after the Closing Date.

     8.02 NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be deemed given when delivered:

                       If to Purchaser, to:
                       Ido Gur, CEO
                       VocalTec Communications Ltd.
                       60 Medinat Ha Yehudim Street, Herzliya Pituach 46140,
                       Israel
                       Telephone: (972) 9-970-3849
                       Facsimile: (972) 9-9549323

                       with a copy (which shall not constitute notice) to:

                       Meitar Liquornik Geva & Leshem Brandwein, Law Offices
                       16 Abba Hillel Road, Ramat Gan 52506, Israel
                       Attention: Mike Rimon, Adv.
                       Telephone: (972) 3-610-3811
                       Facsimile: (972) 3-610-3687

     If to Seller, to: Jacob Bros, CEO
                       Outsmart Ltd.
                       1 Hayarden Street, Airport City, POB 112, Lod 71111,
                       Israel
                       Telephone: (972)3-9728605
                       Facsimile: (972)3-9728601

                       with a copy (which shall not constitute notice) to:

                       Naschitz, Brandes & Co., Advocates
                       5 Tuval Street, Tel-Aviv 67897, Israel
                       Attention: Gil Brandes, Adv.
                       Telephone: (972)3-6235022
                       Facsimile: (972) 3-6235106

     Each of the above persons may change their address or facsimile number or telephone number by notice to the other persons in the manner set forth above.

     8.03 AMENDMENTS; NO WAIVERS.

          a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

          b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     8.04 EXPENSES. All costs and expenses incurred in connection with this
Agreement shall be paid by the party incurring such cost or expense.

     8.05 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, provided that following the Closing the Seller may assign only its rights under this Agreement to the Major Shareholder or the Major Shareholder's limited and general partners
(or any of their trustees) and provided further that Purchaser may assign its rights and obligations under this Agreement to any of its subsidiaries or
Affiliates, but no such assignment shall relieve Seller or Purchaser of their respective obligations hereunder which shall thereafter be joint and several as between Seller or Purchaser and their respective assignee. Neither this
Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.06 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv-Jaffa, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

     8.07 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

     8.08 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signature pages shall have the same legal effect as signed originals.
This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     8.09 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, and any other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

     8.10 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The following rules of construction shall apply to this Agreement:

          (a) Any reference to any local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (b) The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

     8.11 SEVERABILITY. Any part of this Agreement, which is found to be void, invalid, illegal or unenforceable, shall be severed from this Agreement and ineffective to the extent of that voidness, invalidity, illegality or unenforceability. Such voidness, invalidity, illegality or unenforceability will not invalidate, affect or impair the remaining provisions of this Agreement. If a court of competent jurisdiction determines that the terms in respect of which covenants in this Agreement are to be entered are unreasonable or unenforceable for any reason, then this Agreement shall be reread and construed with such terms, as may be applicable, as determined to be reasonable by a court of competent jurisdiction and the Agreement shall be amended and construed accordingly hereby.

     8.12 CERTAIN DEFINITIONS.

     "ACCOUNTS RECEIVABLE" shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

     "AFFILIATE" shall mean, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. For this definition, "CONTROL" (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by Contract or credit arrangements or otherwise.

     "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in Israel are authorized or obligated to close.

     "ENCUMBRANCES" means any mortgages, pledges, liens, encumbrances, charges or other security interests.

     "GOVERNMENTAL AUTHORITY" means any state, county, municipality or any other political subdivision of any of the foregoing, including (A) any court, governmental department, tribunal, arbitrator or panel of arbitrators, authority, agency, body, board, bureau, commission, official or other instrumentality of the State of Israel, the United States of America or any
nation, state, province, county, city or other political subdivision or similar governing entity, (B) any person or entity exercising executive, legislative, regulatory, judicial or administrative functions and (C) any governmental, quasi-governmental or non-governmental body (whether executive, legislative, judicial or administrative) administering, regulating or having general oversight over the Business.

     "INTELLECTUAL PROPERTY" or "INTELLECTUAL PROPERTY ASSETS" means all software, inventions, art works, patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, know-how, service marks, trade names, trademarks, trademark applications, copyrights, source and object codes, customer lists, drawings, ideas, algorithms, processes, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights owned by or licensed to the Seller or used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof.

     "KNOWLEDGE" or "AWARE OF" (or a similar phrase) of the Seller means the actual knowledge or awareness, as applicable, of either of the Company's CEO or the Company's CFO or the knowledge or awareness, as applicable, that the
Company's CEO or the Company's CFO would be reasonably expected to have of such fact, circumstance, event or other matter after reasonable inquiry.

     "LEASE" shall mean any lease or rental agreement pertaining to the occupancy by the Seller or the use by the Business of any improved space on any
Real Property.

     "LIABILITIES" shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or un-accrued, disputed or undisputed, liquidated or un-liquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     "MAJOR SHAREHOLDER" means Thales Technologies L.P., a limited partnership organized under the laws of the state of Israel. For the avoidance of doubt, the partners and officers of Thales Technologies L.P. shall not be deemed Major
Shareholders under this Agreement.

     "MATERIAL ADVERSE EFFECT" with respect to the Assets shall mean any change or event (or any that, insofar as is reasonably foreseen, is reasonably expected to result in any change or event) that is adversely affecting or is reasonably expected to adversely affect in a material manner the Assets.

     "PERSON" means an individual or a corporation, company, limited liability company, sole proprietorship, joint venture, partnership, trust, estate, unincorporated organization, association, or other entity.

     "REPRESENTATIVES" shall mean, with respect to any Person, such Person's
Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

                            -SIGNATURE PAGE FOLLOWS-

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

                                    PURCHASER:

                                    VOCALTEC COMMUNICATIONS LTD.

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    SELLER:

                                    OUTSMART LTD.

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

AGREED AND ACKNOWLEDGED SOLELY FOR THE PURPOSE OF SECTION 4.03:

MAJOR SHAREHOLDER:

THALES TECHNOLOGIES L.P

By: ________________________________________
Name: ______________________________________
Title: _____________________________________